UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report:  October 28, 2016

INTEGRATED FREIGHT CORPORATION

 (Exact name of registrant as specified in its charter)

Florida	000-14273	84-0868815
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

42 Lake Avenue Extension - 208

Danbury, Connecticut  06801

 (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:  (203) 628-7142

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01 Other Events - Litigation

 In March 2010 the Company received a loan from Eric Snyder for $100,000 and, subsequently, an additional $15,000. Both loans were guaranteed by our former CEO and both have been in default since 2011.  Snyder filed against us and our former CEO in Manatee County, FL in December 2015.  In May 2016, a final judgment was entered for $231,950.

In 2011, as a lender to the Company, Hillair Capital partially funded the Company's acquisition of Cross Creek Trucking and a portion of the Company's working capital requirements via two notes totaling $339,660.   Hillair initially sought $1,200,000 in unspecified damages in New York State.  In 2014, the Company settled with Hillair for $400,000 payable $100,000 down and $300,000 paid pro rata over the following three year period.   Under the court order the Company became in default of the agreement by its terms.   In the event of a default, Hillair's recovery was limited by the Court to $450,000.   The Company continues to discuss with Hillair an economic resolution of the matter and has booked the full defaulted amount with interest of $606,736.

As a lender, Luberski, Inc. loaned us $400,000, via two Notes in 2011.   The Company defaulted on both loans and Luberski ultimately received a judgment against one of our subsidiaries.  In 2015, the Company and Luberski agreed to economic terms but have not executed contracts regarding the settlement.   We booked reserves equivalent to the debt outstanding plus interest and fees of $686,905.

In January 2013, Robins Consulting, Inc. filed suit against us and our former CEO for $572,000 in broker fees related to the acquisition of Cross Creek Trucking and in December 2014 received a judgment.    The Company has filed counter claims, and a bill of review to overturn the judgment.  In addition, the Company has filed suit against Robins for its role in the failed acquisition of Cross Creek Trucking.The $572,500 in fees is included in our notes payable at March 2016 and, together with accrued interest, is $979,878.  As a subsequent event, Robins executed a foreign judgment and received collections, via garnishment, of approximately $50,000.

In 2012, Chapman and Associates sued the Company for broker fees related to their introduction of two acquired subsidiaries of the Company and received a judgment for approximately $900,000.   In March 2015, the Company and Chapman settled this judgment utilizing a combination of cash and stock.  Through March 2016, the Company has paid Chapman 15 million shares of its common stock and $40,000 of the $170,000 cash portion of the settlement.

In April 2012, the Company entered into a forbearance agreement with Michael S. DeSimone, former owner of Cross Creek Trucking. As part of the agreement we issued a confession of judgment in the amount of $3,745,415 plus accrued interest.  We agreed to pay $5,000 per month commencing September 1, 2012 but were unable to maintain payments as established under the agreement.   At March 2016, the parties agreed to reduce accrued interest and further discussions on settlement.

The Nutmeg/Fortuna Fund litigation is a collection action based on a 2008 promissory note and the Company has reserved $175,000.   In March 2015 we settled with Nutmeg Fortuna utilizing a cash down payment and a short term note.  At March 2016, the balance is $167,000.

In 2014, a lender funded the Company and provided net proceeds of $195,333.  The lender subsequently sued and received a judgment in 2015 due to default under the terms of the agreement.  In 2015, the parties agreed to a settlement.  Ultimately, the Company became in default of the terms, however, the lender has expressed a willingness to negotiate revised payment terms.   At March 2016, the final terms of an agreement have not been reached and the Company carries $195,333 on its books.

In 2014 a subsidiary of the Company reached agreement on a three million-dollar ($3,000,000) line of credit with a lender for the purposes of acquiring American Transportation and Logistics as well as other regional truckload motor carriers.  Our subsidiary drew down $500,000 to fund the acquisition of American Transportation, a carrier in New England.   The lender issued a notice of default that became cured and then defaulted in 2015.   The Company and the lender are negotiating a settlement of this dispute.

In May 2016 the former owners of Smith Systems Transport, a wholly owned subsidiary of the Company, filed suit in the District Court of Lancaster County Nebraska claiming that the September 2008 sale of Smith to the Company should be rescinded.  The Company is aggressively defending this case and is confident that it will prevail, as the former owner was a member of our Board of Directors and the President of this wholly owned subsidiary.

In May 2016, we were made aware of a judgment claim in excess of $8,000,000 with a seller and former manager of a defunct subsidiary.   We believe the judgment was fraudulently attained and held weekly discussions with counsel for the creditor through July 2016.   We have booked a reserve of $150,000 relating to this claim.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

                     None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRATED FREIGHT CORPORATION

/s/ David N. Fuselier

David N. Fuselier

Chief Executive Officer

October 28, 2016